Exhibit 10.4

AMENDMENT TO FRANK’S INTERNATIONAL N.V.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

REGARDING THE FEBRUARY, 2015 STOCK AWARD

This amendment to Frank’s International N.V. Restricted Stock Unit (RSU) Agreement (“Agreement”) Regarding the February, 2015 Stock Award is entered into pursuant to Section 9 of the Agreement by the undersigned employee (hereinafter “You” or “Your”) and Frank’s International N.V. (hereinafter “Frank’s”). You agree to the terms of this Amendment in consideration of the following:

1. Consideration. After your voluntary termination of employment with Frank’s ends on                             , you will receive:

a.	Continued vesting of any Restricted Stock Units (RSU) previously awarded in February, 2015 as if you retired per Section 3(b) of the Agreement.

2. Non-Competition. In exchange for the above consideration, you hereby agree that you are subject to the terms of the document entitled Exhibit A Non-Competition and Non-Solicitation for Continued Vesting Following Retirement or Involuntary Termination of Employment attached to the Agreement for two years after your voluntary separation to the same extent as if your voluntary termination satisfied the definition of “retirement” as set forth in Section 2(e) of the Agreement.

3. Separation and General Release Agreement. This Amendment is being provided to you pursuant to the terms of that certain Separation and General Release Agreement (“Separation Agreement”) between you and Frank’s International, LLC (“Employer”) with respect to the end of your employment with Employer. This Amendment shall be deemed an attachment to the Separation Agreement, and the review and revocation periods, as applicable, set forth in the Separation Agreement shall apply with respect to this Amendment.

FRANK’S INTERNATIONAL N.V.

By:
Name:
Title:

EMPLOYEE

Print Name: